EXHIBIT NUMBER 10.12

                CONSULTING AGREEMENT EFFECTIVE SEPTEMBER 1, 1993
                             WITH WINSTON R. WALLIN





                                                                   Exhibit 10.12


June 21, 1993

Winston R. Wallin
7022 Tupa Circle
Edina, MN  55435



                              CONSULTING AGREEMENT

We are pleased with your willingness to continue to work with Medtronic, Inc., hereinafter referred to as "Medtronic," as a consultant in the areas specified in this Consulting Agreement. This letter will define a contractual relationship between you and Medtronic. Our Agreement is as follows:

I.       DUTIES

          A.   As a consultant you will:

               1. Represent the company at official company functions, both in the United States and at international locations, and at major medical meetings.

               2. In conjunction with management, formulate the company's public affairs strategy and policy position:

                    a. Meet with U.S. Senators and Congressmen regarding medical device legislation and health care cost issues;

                    b. Work with senior administrators of the Food and Drug Administration regarding its policies and practices which affect Medtronic;

                    c. Meet with U.S. Government officials regarding public policy issues affecting Medtronic such as reimbursement, health care costs, regulation, and international trade issues.

               3. Be available, at management request, to meet with, or talk to, senior executives of other health care corporations on issues of particular importance to Medtronic.

               4.   Consult  with  management  on  a  regular  basis,   (and  be
                    available  as  needed),   on  the  progress  of  Medtronic's
                    business and on issues of concern to management.

               5. Be available to take on additional assignments as requested by Medtronic management.

          B. Your duties under this Agreement shall be directed on behalf of Medtronic by William George, the Chief Executive Officer, either directly or through other corporate officers designated by William George.

II.  COMPENSATION

          A. For your services, Medtronic will pay you Eight Thousand Three Hundred Thirty-Three Dollars and Thirty-Three Cents ($8,333.33) each month that this Agreement is in effect.

          B. Medtronic will also reimburse you for reasonable travel, entertainment and other expenses incurred at Medtronic's request in carrying out your duties under this Agreement. Reasonable travel expenses will include first class air travel. Reimbursement will be made within thirty (30) days of the receipt from you of an itemized expense report.

          C. In addition, Medtronic will provide you with the following as set forth in Medtronic's Perquisite program during the term of this
               Agreement:

               1.   Financial Planning/Tax Preparation Services;

               2.   Payment of your club membership fees to the following clubs:
                    Minneapolis Club and Minikahda Club; and

               3. Auto insurance premiums for the car you use primarily for business, and related auto expenses incurred for business purposes.

               4.   Annual Physical

          D. The compensation under this Agreement is in addition to the compensation and benefits you will receive as an Outside Director on Medtronic's Board of Directors and as a retiree of Medtronic.


III.     OFFICE/SUPPORT

During the term of this Agreement, Medtronic will provide you with an office of approximately 400 square feet in the Lincoln Center, Minneapolis, Minnesota. Utilities and parking will be provided. Medtronic will also provide to you the services of a secretary employed by Medtronic for approximately one-half of the usual work week.



IV.      CONFIDENTIALITY

          A. Any information acquired by you from Medtronic concerning existing or contemplated products, services, processes, techniques, know-how or data identified as confidential to Medtronic and any information, data, devices and results developed in the course of providing your consulting services (herein referred to as "Confidential Information") are or shall be the property of Medtronic and shall be maintained in confidence and not used by you except as necessary to perform the duties set forth in this Agreement without written consent of Medtronic or until the expiration of five (5) years from the date of expiration or cancellation of this Agreement.

          B. You may, at your discretion, publish materials relating to your performance of services for Medtronic under this Agreement. However, should you contemplate publishing, you shall provide copies of any abstracts, papers or manuscripts to Medtronic for review and approval within a reasonable period prior to submittal for publication or presentation. Medtronic shall limit its review to a determination of whether Confidential Information is disclosed and shall not attempt to censor or in any way interfere with your presentation or conclusions beyond the extent necessary to protect Medtronic Confidential Information or to allow Medtronic to protect its rights in patentable or copyrightable material. You agree not to publish Confidential Information without Medtronic's written approval.

V.       IDEAS/ASSIGNMENT

During the term of this Agreement it is contemplated that you may generate ideas, inventions, improvements or suggestions whether or not patentable (hereinafter referred to as "Ideas") derived directly from your consultation under this Agreement.

You agree to disclose and assign to Medtronic in a form satisfactory to its Chief Patent Counsel any Ideas whether made alone or in conjunction with others. You agree to render assistance as Medtronic may require to perfect such assignments and to publish, patent or protect such Ideas in any Patent Office or in litigation for the duration of this Agreement and thereafter for reasonable compensation based on your then prevailing hourly consulting charges following termination or expiration of this Agreement.

Your ideas, inventions, improvements or suggestions which are not derived directly from work under this Agreement remain your property. You will not disclose these to Medtronic unless you have established a separate written agreement with Medtronic.

VI.      MISCELLANEOUS

The following additional Medtronic standard terms and conditions for consulting agreements also apply to this Agreement:

          A. It is agreed that you will furnish services under this Agreement as an independent contractor and not as an employee of Medtronic.

          B. This Agreement represents the only agreement relating to this subject matter between you and Medtronic.

          C. Except as explicitly stated elsewhere in this Agreement, you may not incur any liability on Medtronic's behalf or bind Medtronic to any contractual or payment obligation without the prior express written authorization of Medtronic.

          D. This Agreement shall be construed and interpreted under and in accordance with the laws of the State of Minnesota, United States of America.

          E. No modifications to this Agreement can be made except in writing, signed by you and Medtronic.

VII.     DURATION OF AGREEMENT

This consulting relationship shall begin on September 1, 1993 and terminate on December 31, 1993. This relationship shall terminate automatically without a notice requirement at the end of the stated period.

If this Agreement is acceptable to you, please sign and date the enclosed copy of the Agreement and return same to me.

Sincerely,

MEDTRONIC, INC.


By  /s/ David A. Ness                       Date  7/14/93
        David A. Ness
Title Vice President, Compensation, Benefits and HRIS


ACCEPTED:

I have read the terms and conditions of the Agreement expressed above and hereby render my acceptance thereof on my behalf or on behalf of my organization as indicated.

WINSTON R. WALLIN


 /s/ Winston R. Wallin                      Date 7/29/93
     Winston R. Wallin

CORP/WALLIN2.lmh.6/21/93